UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 29, 2013

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On December 2, 2013, UGI Corporation (the "Company") issued a press release announcing revised financial results for the Company for the fiscal years ended September 30, 2013 and September 30, 2012. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Audit Committee of the Board of Directors of UGI Corporation, after consultation with management, concluded on November 29, 2013 that it is necessary to restate the Company’s financial statements for the fiscal quarters ended March 31, 2013, June 30, 2012 and December 31, 2011 to correct the accounting treatment and disclosures relating to certain derivative transactions at UGI Energy Services, LLC (formerly known as UGI Energy Services, Inc.) ("Energy Services") under accounting principles applicable to the use of hedge accounting for derivative instruments as set forth in the Financial Accounting Standards Board’s Accounting Standards Codification ("ASC") Topic 815 and to reflect certain other immaterial adjustments. Therefore, the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for such quarters should no longer be relied upon. The Company’s Annual Report on Form 10-K for the year ended September 30, 2013 will include restated financial information for such periods.

Management has concluded that, except with respect to the three fiscal quarters of 2013 and 2012 being restated because of the impact of the volatility of the required mark-to-market adjustments, its failure to properly account for these derivative transactions is not material to investors or to the Company’s previously filed annual financial statements or quarterly financial statements. The Company filed a notification of late filing on Form 12b-25 with the Securities and Exchange Commission today.

The increase in natural gas production in the Marcellus Shale region has created opportunities for Energy Services to optimize supply logistics, generally at the time of supply fulfillment. However, the Company has determined that the requirements of ASC Topic 815 with respect to our intended plans for supply fulfillment at the time of hedge inception were not met when we later chose to optimize supply for those hedged transactions. Although management believes that a portion of such transactions may have qualified for hedge accounting treatment under alternate methods, the application of other methodologies retrospectively is not permissible. Mark-to-market gains or losses on the derivative instruments were therefore required to be reflected in the net income for each period rather than recorded as a component of "other comprehensive income" until the forecasted transaction was settled, resulting in quarterly changes to previously reported retained earnings, operating income and net income. The impact on net income (loss) attributable to UGI of these changes is an increase in net income attributable to UGI of $8.7 million (increasing the previously-reported net income attributable to UGI from $171.9 million to $180.6 million) in the second quarter of the 2013 fiscal year, an increase in net income attributable to UGI of $11.6 million (increasing the previously-reported net loss attributable to UGI from $6.3 million to net income attributable to UGI of $5.3 million) in the third quarter of the 2012 fiscal year, and a reduction in net income attributable to UGI of $12.1 million (decreasing the previously-reported net income attributable to UGI from $87.0 million to $74.9 million) in the first quarter of the 2012 fiscal year. The recording of mark-to-market adjustments will have no effect on the Company’s financial condition, day-to day operations, cash flow or liquidity.

In addition, the Company will revise (i) its financial statements for the fiscal quarters ended June 30, 2013, December 31, 2012 and March 31, 2012, (ii) its financial statements for the fiscal years ended September 30, 2012 (increasing the previously-reported net income attributable to UGI from $199.4 million to $210.2 million) and 2011 (increasing the previously-reported net income attributable to UGI from $232.9 million to $245.4 million), and (iii) the Selected Financial Data for the fiscal years ended September 30, 2010 and 2009, to no longer treat certain derivative transactions as cash flow hedges for accounting purposes and to reflect certain other immaterial adjustments.

In connection with the identification of the above-described misapplication of hedge accounting, management has also determined that a material weakness existed in the Company’s internal control over financial reporting with respect to hedge accounting for derivatives of the type described herein, and that the Company’s disclosure controls and procedures in this regard were not effective, as of September 30, 2013. This material weakness and related ineffective disclosure controls and procedures also existed as of the end of each of the periods to be restated or revised. Management has discontinued the use of hedge accounting for Energy Services’ commodities futures contracts and will report mark-to-market adjustments on unsettled derivatives. Like many companies reporting similar mark-to-market adjustments, management intends to provide a non-GAAP measure of net income attributable to UGI excluding the mark-to-market adjustments on open contracts (together with an appropriate reconciliation to GAAP earnings). Management believes that reporting the adjusted net income will provide meaningful information to investors about the Company’s operating performance and is consistent with the disclosures made by many of our peers in the energy sector.

The Audit Committee has discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished herewith:

99.1 Press Release of UGI Corporation dated December 2, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

December 2, 2013	By:	Kirk R. Oliver

Name: Kirk R. Oliver
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of UGI Corporation dated December 2, 2013.